NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

THIRD QUARTER 2017 SALES & EARNINGS

Eau Claire, Wisconsin (October 27, 2017) -- National Presto Industries, Inc. (NYSE: NPK) announced today third quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings, Maryjo Cohen, President, stated, “As with first half, the January 3, 2017, sale of the Absorbent Product segment’s assets required a change in the presentation of comparative third quarter’s sales and earnings. The segment has been classified as a discontinued business in both years. Net after-tax earnings from the sale of the Absorbent Product segment’s assets are reflected in 2017’s results, while 2016’s includes last year’s earnings augmented by the reversal of intercompany charges, primarily the lease of the Eau Claire manufacturing facility and the allocation of corporate services. Under accounting rules, these intercompany charges cannot be applied to a discontinued business and, in the case of 2016, are presented as costs retroactively borne by the parent company

“For the continuing business, third quarter 2017 net sales decreased by $3.9 million or 5.3% from 2016 levels, reflecting a nominal 2.2% drop in Defense segment shipments and an 11.7% decline in Housewares small appliance volume. The latter was once again due to the combination of a struggling retail environment and changes in customer product assortments and promotions. The quarter’s comparative net earnings for the continuing business increased by 7% due to a variety of factors which included a 6% increase in Defense operating profits stemming from improved mix and efficiency offset in part by a volume driven loss at the Housewares/Small Appliance segment, income from rent and transitional accounting services to the purchaser of the Absorbent Product segment, and higher earnings on the company’s augmented portfolio.”

National Presto Industries, Inc. operates in two business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. It also designs and markets the first self-service fire extinguisher:  the Rusoh® Eliminator® fire extinguisher. The segment is recognized as an innovator of new products. The Defense segment, operating under the aegis of National Defense Corp, manufactures a variety of products, including medium caliber training and tactical ammunition, other military energetic devices and materials, detonators, fuzes, cartridge cases, less-lethal munitions, and less-lethal accessory equipment.

	THREE MONTHS ENDED
	October 1, 2017	October 2, 2016
Net Sales	$70,614,000	$74,533,000
Earnings from Continuing Operations	$8,338,000	$7,767,000
Earnings (Loss) from Discontinued Operations	$(6,000)	$537,000
Net Earnings	$8,332,000	$8,304,000
Net Earnings Per Share	$1.19	$1.19
Weighted Shares Outstanding	6,991,000	6,972,000

EXHIBIT 99.1

	NINE MONTHS ENDED
	October 1, 2017	October 2, 2016
Net Sales	$218,029,000	$209,991,000
Earnings from Continuing Operations	$27,252,000	$22,213,000
Earnings from Discontinued Operations	$8,947,000	$1,576,000
Net Earnings	$36,119,000	$23,789,000
Net Earnings Per Share	$5.18	$3.41
Weighted Shares Outstanding	6,987,000	6,969,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.